Exhibit 10.40

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into as of May 12, 2006 (the “Effective Date”), by and between Kalium, Inc., a corporation organized under the laws of the State of California (“KALIUM”), having a registered address at 5197 Alta Vista Street, San Diego, California, USA, 92019, and Urigen Holdings Inc., a corporation organized under the laws of British Columbia, Canada (“URIGEN”), having an office of registered and records office at 25th Floor, 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3, Canada. KALIUM and URIGEN may sometimes hereinafter be referred to individually as “a Party” or jointly as the “Parties”.

WHEREAS, KALIUM is the owner of certain patent rights and technology relating, among other things, to suppositories for use in the genitourinary or gastrointestinal system, and desires that the same be developed and utilized to the fullest extent possible to commercialize products;

WHEREAS, URIGEN represents that it can bring to bear the scientific expertise, business talent, know-how, and resources to develop and market products based upon certain of KALIUM’S patent rights and technology; and

WHEREAS, KALIUM has determined that the best method for commercializing certain of its patent rights and technology is through the grant of an exclusive license to URIGEN; and

WHEREAS, URIGEN wishes to obtain, and KALIUM is willing to grant, an exclusive license to practice inventions covered by the patent rights and technology subject to the terms set forth below.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the Parties hereby agree as follows:

1                            DEFINITIONS.

When used in this Agreement, the following terms shall have the meanings set out in this Article 1. Except as otherwise explicitly provided, all references to Articles and Sections shall refer to the Articles and Sections of this Agreement, and all references to Schedules shall refer to the Schedules appended to this Agreement, all of which are incorporated herein by reference.

1.1      The term “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with a Party, where “control” means beneficial ownership of more than fifty percent (50%) of the outstanding shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority.

1.2      The term “Combination Product” shall mean any pharmaceutical or biologic product in any dosage form that contains, in addition to an active agent included within a Valid Claim within the Licensed Patent Rights, one or more other active ingredients having significant and anticipated prophylactic or therapeutic activity.

1.3      The term “FDA” shall mean the United States Food and Drug Administration.

1.4      The term “EMEA” shall mean the European Medicines Evaluation Agency or any successor thereto which coordinates the scientific review of human pharmaceutical or biologic products under the centralized procedure of the European Community.

1.5      The term “Field” shall mean the use of suppositories in the genitourinary or gastrointestinal system.

1.6      The term “Licensed Patent Rights” shall mean United States Patent Nos. 6,464,670, and United States Utility Patent Application Serial Number 09/943,380, entitled “Reinforced Urethral Suppository” and filed on August 30, 2001, and United States Utility Patent Application Serial No. 11/340,071, entitled “Transluminal Drug Delivery Methods and Devices” and filed on January 26, 2006; and any continuation, continuation-in-part, continuing prosecution, division, extension, renewal, reissue, revival, addition, re-examination, and foreign counterpart of any of the foregoing,.

1.7      The term “Licensed Product” shall mean any product the development, manufacture, use, importation, tender, or Sale of which is covered by a Valid Claim of a Licensed Patent Right.

1.8      The term “Licensed Technology” shall mean all knowledge, know-how, show-how, procedures, methods, techniques, discoveries, improvements, information, trade secrets, other intellectual property rights of any kind, clinical data, technical data, and the like which are owned or controlled by KALIUM and which relate to the development, manufacture, and/or commercialization of Licensed Products in the Field, which are not the subject of a Valid Claim within the Licensed Patent Rights.

1.9      The term “Net Sales” shall mean the total gross invoice price of any Licensed Product Sold by URIGEN, its Affiliates or sublicensees, or any combination thereof, less the sum of the following actual and customary deductions, where applicable and separately listed on the applicable invoice: cash, trade, or quantity discounts; sales, use, tariff, import/export duties, or other excise taxes imposed on particular Sales (but excluding value-added and/or income taxes imposed in respect of the Sales of Licensed Products); transportation charges; or credits to customers because of rejections, recalls, or returns. For purposes of calculating Net Sales, transfers to a sublicensee or an Affiliate for (i) end use (but not resale) by the sublicensee or Affiliate shall be treated as Sales by URIGEN at the list price of URIGEN, or (ii) resale by a sublicensee or an Affiliate shall be treated as Sales at the list price of the sublicense or Affiliate.

1.10    The terms “Sale, Sell, Sold” shall mean any transaction that transfers to a purchaser, for value, physical possession and title to a Licensed Product, after which transfer the seller has no right or power to determine the purchaser’s resale price, if any.

1.11    The term “Term” shall have the meaning set forth in Section 8.1.

1.12    The term “Territory” shall mean worldwide.

1.13    The term “Valid Claim” shall mean a claim in any issued, unexpired patent which has not been held unpatentable or invalid or unenforceable by a decision of a court or other competent authority, which is not appealable or not appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise. For clarity, any claim of an issued patent within the Licensed Patent Rights those lapses due to a failure to pay a requisite maintenance fee or annuity shall cease to be a Valid Claim as of the date the patent lapses.

2                            GRANT OF RIGHTS.

2.1      Licensed Patent Rights and Technology. Subject to the terms and conditions hereof, KALIUM hereby grants to URIGEN and its Affiliates during the Term, as defined below, an exclusive license under the Licensed Patent Rights and Licensed Technology within Territory, including the right to grant sublicenses, to develop, have developed, make, have made, use, have used, import, have imported, export, have exported, distribute, have distributed, market, have marketed, Sell, offer for Sale, and have Sold Licensed Products the Field, including the right to grant sublicenses consistent with the terms of this Agreement. URIGEN shall provide KALIUM in confidence, in accordance with Article 9 herein, with a complete copy of any sublicense involving the Licensed Patent Rights or Licensed Technology within sixty (60) days of the execution of the sublicense.

2.2      Right of First Refusal. For a period of five (5) years from the Effective Date, KALIUM hereby grants to URIGEN a right of first refusal to obtain an exclusive or non-exclusive license for any discoveries, improvements, information, trade secrets, techniques, patents, and any other intellectual property rights whatsoever that are outside of the scope of the Licensed Patent Rights or Licensed Technology, but are related to the development, manufacture, and commercialization of products in the Field (hereinafter the “Additional Rights”). Should KALIUM negotiate a bona fide license agreement for the Additional Rights acceptable to a third party, then KALIUM shall promptly notify URIGEN of the same and URIGEN shall have thirty (30) days from said notice to accept the terms of the license with the third party, and to enter into a licensing agreement with KALIUM upon those terms. Should URIGEN fail to exercise such right within the thirty (30) day period or otherwise clearly communicate its intent to KALIUM not to exercise such right prior to the end of the thirty (30) day period, then KALIUM shall be free to enter into the license agreement with the third party without any further obligation whatsoever to URIGEN.

2.3      Provision of Information, Technology and Materials. KALIUM shall provide to URIGEN, within thirty (30) days from the Effective Date, a copy of all information and tangible forms of technology and materials then in its possession that is reasonably necessary to the research, development, manufacture, and commercialization of Licensed Products, including, but not limited to, a copy of all pre-clinical documentation, clinical documentation, know how, written reports, notebooks, copies of patents and patent applications, prior art searches, and the like.

3                            PAYMENTS.

3.1      Stock Issuance as License Fees. As partial consideration for the rights granted to URIGEN under this Agreement and as a nonrefundable license fee, URIGEN shall issue to KALIUM or its nominees under the terms of a Warrant Agreement (the “Warrant Agreement”) or Stock Subscription Agreement (the “Stock Agreement”), as the case may be, equity in the amount of 360,000 shares of URIGEN common stock or warrants to purchase the same. Within ninety (90) days of the Effective Date, KALIUM shall elect in writing to receive the equity hereunder in either URIGEN common stock or warrants to purchase URIGEN common stock. Within thirty (30) days of the receipt by URIGEN of the election of KALIUM, URIGEN shall, depending upon the election of KALIUM, either issue the common stock to KALIUM pursuant to the Stock Agreement or provide to KALIUM a Warrant Agreement. Should KALIUM choose the Warrant Agreement, then the Warrant Agreement shall provide that KALIUM must elect to convert all warrants under the Warrant Agreement to shares of URIGEN common stock prior to the closing of the next financing round by URIGEN, and if not so converted, said Warrant Agreement, warrants and rights to URIGEN common stock shall lapse and be null and void.

3.2      Royalties.  URIGEN shall pay KALIUM earned royalties (in accordance with Article 7 herein) throughout the Term on Net Sales of Licensed Products Sold by URIGEN, its Affiliates or sublicensees on a country-by-country basis in the Territory based upon patent coverage in the country of Sale, as follows:

3.2.1   four and one half percent (4.5%) where a Licensed Product is covered by a Valid Claim of an issued patent within the Licensed Patent Rights, which said issued patent is based on or claims priority to U.S. Utility Patent Application Serial No. 11/340,071 entitled “Transluminal Drug Delivery Methods and Devices”, filed on January 26, 2006 (in any case, the “TDDM Application”);

3.2.2   three percent (3.0%) where a Licensed Product is covered solely by a Valid Claim of an issued patent within the Licensed Patent Rights, which said issued patent is based on patents or patent applications other than the TDDM Application (“Other Patent Rights”);

3.2.3   three percent (3%) if, and only if, the Licensed Product is covered by one or more pending claims in the TDDM Application and no patent has issued from the TDDM Application; and

3.2.4   two percent (2%) if, and only if, the Licensed Product is covered by one or more pending claims in the Other Patent Rights and no patent has issued from the Other Patent Rights.

With respect to paragraphs 3.2.3 and 3.2.4, the obligation to make royalty payments shall cease upon the earlier of (i) two (2) years from the first Sale of a Licensed Product in the country within the Territory or (ii) with respect to paragraph 3.2.3, the issuance of a patent based upon the TDDM Application with one or more Valid Claims reading upon the Licensed Product, or (iii) with respect to paragraph 3.2.4, the issuance of a patent based upon the Other Patent Rights with one or more Valid Claims reading upon the Licensed Product. For purposes of clarity, should no patent issue from the TDDM Application or the Other Patent Rights within two (2) years from the first Sale of a Licensed Product in the country within the Territory with one or more Valid Claims reading upon the Licensed Product, then no royalty payments shall be due hereunder until said patent(s) issue with one or more Valid Claims meeting the requirements of paragraphs 3.2.1 or 3.2.2 hereunder.

With respect to Net Sales of Licensed Products upon which URIGEN is reasonably required to pay royalties to a third party based on patent rights dominating or necessary to the manufacture, use, or Sale of Licensed Products, the royalties payable by URIGEN to KALIUM on Net Sales of such Licensed Products shall be reduced by the amount of the royalties actually paid to such third party; provided, however, that in no event shall the royalties payable by URIGEN to KALIUM with respect to such Licensed Products be less than fifty percent (50%) of  the amounts set forth above.

Royalties under this Section 3.2 shall be payable only once with respect to a given Licensed Product, regardless of the number of claims of the Licensed Patent Rights pertaining to such Licensed Product; provided, however, that should a Licensed Product be covered by Valid Claims under both Sections 3.2.1 and 3.2.2 or 3.2.3 and 3.2.4, then URIGEN shall use the highest applicable royalty rate in calculating the monies due KALIUM.

In calculating royalties with respect to a Combination Product, the Parties shall enter into good-faith negotiations regarding the percentage of the Net Sales of such Combination Product to be used in calculating royalty’s payable with respect to such Combination Product, on a country-by-country basis. If the Parties are unable to agree upon such percentage within ninety (90) days after the commencement of such negotiations, then royalties with respect to a Combination Product in a country shall be equal to the royalty rate on Net Sales of such Combination Product that would otherwise apply to the Net Sales of such Combination Product for such calendar quarter, multiplied by a fraction whose numerator is URIGEN’S, its Affiliate’s or sublicensees published Sales price in such country for the Licensed Product contained in a given Combination Product, and whose denominator is URIGEN’S, its Affiliate’s or sublicensees published Sales price in such country for the Combination Product. If the numerator and denominator cannot be determined in the manner set forth above, then the numerator shall be the manufacture or acquisition cost of Licensed Product contained therein, and the denominator shall be the sum of the numerator and the cost (calculated on the same basis if manufactured; otherwise, on the basis of purchase price) of all other active ingredients contained in the Combination Product. In each case, the cost is to be determined in accordance with URIGEN’S, its Affiliate’s or sublicensee’s standard accounting procedures.

3.3 Milestone Payments. URIGEN shall provide KALIUM written notice within fifteen (15) days of its becoming aware of the achievement of each of the milestone events set forth below in respect to the first Licensed Product developed by URIGEN, its Affiliates or sublicensees hereunder, and the given milestone payment shall be payable following occurrence of the corresponding milestone event (each an “Event”) as follows:

Event	Amount
(1) the earlier of (a) the filing of an IND, or (b) 120 days from the Effective Date of this Agreement	US$20,000

(2) Issuance of a U.S. patent based on the TDDM Application with one or more Valid Claims covering Licensed Products in the Field	US$ 37,500
(3) NDA Accepted for Filing by FDA or EMEA	US$100,000
(4) Regulatory Approval by FDA or EMEA	US$300,000

Milestone Payment (1) above shall be payable in cash. Milestone Payments (2), (3), and (4), above, shall be payable, at URIGEN’S sole discretion, in cash or an equivalent value in shares of URIGEN common stock. The Milestone Payments provided herein shall be payable only once regardless of the number of Licensed Products ultimately developed by URIGEN hereunder. Milestone Payments shall be made by URIGEN within thirty (30) days after the occurrence of the applicable Event. If URIGEN elects to make Milestone Payments (2), (3), and/or (4) in shares of URIGEN common stock, the price per share shall be determined as follows: (a) if URIGEN is a private company, the price per share established by the most recent round of financing having raised CDN$500,000 or greater; and (b) if URIGEN is a publicly listed company, the average closing price per share of URIGEN common stock on the ten (10) business days immediately preceding the date of the Event.

3.4      Sublicense Payments. With respect to sublicenses granted by URIGEN or an Affiliate hereunder, URIGEN shall pay to KALIUM twenty-two and one-half percent (22.5%) of all fees, and lump sum payments directly attributable to sublicenses of Licensed Patent Rights, including, but not limited to, technology access fees, license issue fees, and milestone payments, but excluding royalty payments from the sublicensee to URIGEN, its Affiliates or their designee, research support received by URIGEN, its Affiliates or sublicensees and payments for equity of URIGEN, its Affiliates or sublicensees (“Sublicense Revenues”). In the event that the sum of: (i) payments by URIGEN to KALIUM of a percentage of Sublicense Revenues as set forth above, and (ii) payments by URIGEN to one or more third party licensors for other patent rights dominating or reasonably necessary to the development, manufacture or commercialization of Licensed Products hereunder, exceeds thirty-five percent (35%) of any such Sublicense Revenues received by URIGEN, then payments to KALIUM will be reduced on a pro-rata basis with payments owed to such third parties on such Sublicense Revenues, provided that in no event shall KALIUM receive less than fifteen percent (15%) of the Sublicense Revenues of URIGEN or its Affiliates.

4         WARRANTIES, REPRESENTATIONS AND DISCLAIMERS.

4.1      URIGEN Representations. URIGEN hereby represents, warrants, and agrees that it:

(a)       is a corporation duly organized and validly existing and in good standing under the laws of British Columbia, Canada, and is duly qualified to conduct its business as presently conducted;

(b)       has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(c)       has taken all necessary legal action to authorize the execution and delivery of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of URIGEN enforceable against URIGEN in accordance with its terms; and

(d)       is not subject to any pending or threatened (i) voluntary or involuntary bankruptcy, liquidation, or similar proceeding or order, (ii) litigation, regulatory, judicial, or arbitral proceeding or order, or (iii) non competition, license, exclusivity, or confidential agreement, any of which would likely affect its ability to enter into and/or perform its obligations under this Agreement.

4.2      KALIUM Representations. KALIUM hereby represents, warrants, and agrees that:

(a)       it has good and valid title to the Licensed Patent Rights and Licensed Technology, which, to the best of its knowledge, are free and clear of any encumbrances, debt, pending liabilities, or contingent liabilities, that to the best of its knowledge, the Licensed Patent Rights and Licensed Technology do not violate the intellectual or other property rights of third parties, and that the Licensed Patent Rights and Licensed Technology are not the subject of any pending or threatened legal action, including, but not limited to, any assertion by any third parties that any of the same are invalid, unenforceable, or violate the rights of any third party;

(b)       it has sufficient rights to grant the rights (including the exclusive rights) granted herein to URIGEN, and that such grant of rights hereunder are free and clear of any known claims, encumbrances, liens, security interests and rights of third parties;

(c)       it is a corporation duly organized and validly existing and in good standing under the laws of the state of California, and is duly qualified to conduct its business as presently conducted;

(d)       it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and is not subject to any outstanding tax liabilities;

(e)       Schedule A is full, accurate and complete list of all third parties that have held previous discussions with KALIUM regarding acquiring potential rights to the Licensed Patent Rights and/or Licensed Technology;

(f)        it has taken all necessary legal action to authorize the execution and delivery of this Agreement, and this Agreement constitutes the legal, valid, and binding obligation of KALIUM enforceable against KALIUM in accordance with its terms; and

(g)       it is not subject to any pending or threatened (i) voluntary or involuntary bankruptcy, liquidation, or similar proceeding or order, (ii) litigation, regulatory, judicial, or arbitral proceeding or order, or (iii) non-competition, license, exclusivity or confidential agreement, any of which would likely affect its ability to enter into and/or perform its obligations under this Agreement.

4.3      Warranty Disclaimer. Other than as provided in Sections 4.1 and 4.2, nothing in this Agreement is or shall be construed as:

(a)       a warranty or representation by KALIUM as to the validity or scope of any Licensed Patent Rights;

(b)       a warranty or representation that anything made, used, practiced, Sold or otherwise disposed of under any license granted in this Agreement (including Licensed Products) is or will be free from infringement of patents, copyrights and other rights of third parties;

(c)       an obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Section 6; or

(d)       a grant by implication, estoppel, or otherwise of any licenses under patent applications or patents of KALIUM or other persons other than as provided herein.

4.4      No Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

4.5      Disclaimer of Liability. In no event will either Party be liable for any incidental, special, or consequential damages resulting from this Agreement including, without limitation, the exercise of URIGEN’S rights under the license granted pursuant to this Agreement or the use of the Licensed Patent Rights or Licensed Technology.

5         INDEMNIFICATION AND INSURANCE.

5.1      Indemnification. URIGEN agrees to indemnify, hold harmless, and defend KALIUM, its directors, officers, employees, agents, and the inventors of the patents and patent applications included in the Licensed Patent Rights against any and all liability and/or damages with respect to any claims, suits, demands, judgments, or causes of action arising out of (a) the development, manufacture, storage, Sale, or other distribution, or any other use of Licensed Products or Licensed Technology, or exercise of rights granted hereunder, by URIGEN, its Affiliates, sublicensees, distributors, agents or representatives; (b) the use by end-users and other third parties of Licensed Products; and/or (c) any representation, warranty, or statement by URIGEN, its Affiliates, sublicensees, distributors, agents or representatives, which is made concerning KALIUM, the Licensed Products, Licensed Technology, or the Licensed Patent Rights. In the event any such claims, demands, or actions are made, subject to Section 5.2, URIGEN shall defend KALIUM at URIGEN’S sole expense by counsel selected by URIGEN, subject to approval by KALIUM, which such approval is not to be unreasonably withheld. The foregoing indemnification shall not apply to any claims caused by the negligence, recklessness, or willful misconduct of KALIUM or any KALIUM personnel. Further, KALIUM agrees to indemnify, hold harmless and defend URIGEN, its directors, officers, employees and agents against any and all liability and/or damages with respect to any claims, suits, demands, judgments or causes of action arising out of any and all uses of Licensed Products, Licensed Patent Rights or Licensed Technology prior to the Effective Date, including any experimental uses on human subjects. In the event any such claims, demands or actions are made, subject to Section 5.2, KALIUM shall defend URIGEN at KALIUM’S sole expense by counsel selected by KALIUM, subject to approval by URIGEN, which such approval is not to be unreasonably withheld.

5.2      Notice. In the event that a Party seeks indemnification under Section 5.1, above, that Party agrees to (i) promptly inform the other Party of any claim, (ii) permit the other Party to assume direction and control of the defense or claims resulting therefrom (including the right to settle it at the sole discretion of indemnifying Party), and (iii) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the claim, provided, however, that the indemnifying Party may not agree to any settlement which would invalidate or render unpatentable any Valid Claim of any Licensed Patent Right, constitute an admission by indemnified Party or which would impose any ongoing obligation on the indemnified Party without the indemnified Party’s written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, the indemnified Party shall have the right to participate in the defense or prosecution of any claim, including hiring its own counsel at its own expense, and the indemnifying Party shall cooperate with indemnified Party if the indemnified Party does so participate.

5.3      Insurance. In addition to the foregoing, from and after the time URIGEN or any Affiliate or sublicensees begin clinical trials on any Licensed Product, URIGEN, its Affiliate or sublicensee, as the case may be, shall obtain and maintain, during the Term (as defined below), comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover the activities of URIGEN, its Affiliates and sublicensees, if any, contemplated by this Agreement. Such insurance shall be in an amount which is customarily carried by companies at a comparable stage of development or introduction of new pharmaceutical products.

6         PROSECUTION AND MAINTENANCE OF PATENT RIGHTS.

6.1      Patent Prosecution and Maintenance.

(a)       URIGEN shall assume responsibility, through counsel of its choice, at its sole expense, for the preparation and prosecution of all patent applications and the maintenance of all patents related to the Licensed Technology and included in the Licensed Patent Rights (and any patents or patent applications covering Additional Rights licensed by URIGEN). URIGEN counsel shall take directions solely from URIGEN, provided, however, KALIUM or its representatives may request to meet and confer with such URIGEN counsel at mutually agreeable times and places and in the presence of URIGEN representatives by providing URIGEN and its counsel with at least two (2) weeks advance written notice of such a requested meeting. URIGEN agrees to take all actions reasonably necessary to diligently prosecute and maintain any patents or patent applications in the countries where the same are filed, prosecuted, and maintained.

(b)       Both Parties agree to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations, and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance, and reinforcement of all such patent applications and patents.

(c)       In the event URIGEN elects, by notice to KALIUM, that is wishes to discontinue support for the filing, prosecution, and/or maintenance of any patent application and/or patent contained in the Licensed Patent Rights in any country by written notice to KALIUM, and does not file or re-file a new application to replace the filing, any such patent application or patent shall be excluded from the definition of the Licensed Patent Rights and from the scope of the licenses and rights granted under this Agreement, and all rights relating thereto shall revert to KALIUM and may be freely licensed by KALIUM without any obligation whatsoever to URIGEN.

6.2      Defense Against Infringement. In the event URIGEN or KALIUM becomes aware of any actual or threatened infringement of any Licensed Patent Rights,

that Party shall promptly notify the other and the Parties shall discuss the most appropriate action to take. Both Parties shall use their best efforts in cooperating with each other to terminate such infringement without litigation. If, within one hundred twenty (120) days after the date of notification of infringement, attempts to abate such infringement are unsuccessful, then URIGEN may bring such action at its own expense, in which event KALIUM shall cooperate with URIGEN as reasonably requested, at URIGEN’S expense. KALIUM may, on its own initiative, join in such suit. All recoveries, damages and awards in such suit, after reimbursement of any litigation expenses of KALIUM not previously reimbursed, shall belong to URIGEN. To the extent URIGEN’S recoveries exceed URIGEN’S expenses with respect to such infringement action; such excess recoveries shall be considered Net Sales under this Agreement, giving rise to the royalty obligations under Section 3.2. In the event that URIGEN elects not to institute or prosecute any suit to enjoin or recover damages from any infringer, then KALIUM alone may, in its sole discretion and at its expense, initiate and conduct an infringement action and keep any settlement or award which may be obtained. URIGEN and KALIUM agree that neither will settle any action commenced by it in a manner that is prejudicial to any Licensed Patent Rights without the other Party’s prior written approval.

6.3      Third Party Infringement Claims. In the event any Licensed Product becomes the subject of a claim for patent or other proprietary right infringement anywhere in the world by virtue of the incorporation of the Licensed Patents Rights or Licensed Technology therein, the Parties shall promptly give notice to the other and meet to consider the claim and the appropriate course of action. URIGEN shall have the right to conduct the defense of any such suit brought against URIGEN and/or KALIUM, and shall have the sole right and authority to settle any such suit; provided that KALIUM shall cooperate with URIGEN, as reasonably requested by URIGEN, in connection with the defense of such claim, at URIGEN’S expense.

6.4      Marking. URIGEN agrees to mark, and to cause any Affiliate or sublicensee to appropriately mark, any Licensed Products (or their containers or labels) made, Sold, or otherwise disposed of by it or them with any notice of patent rights necessary or desirable under applicable law to enable the Licensed Patent Rights to be enforced to their full extent in any country where Licensed Products are made, used or Sold.

7                            REPORTING, VERIFICATION AND PAYMENT.

7.1      Books and Records. URIGEN agrees to keep, and to cause any Affiliate or sublicense to keep, proper records and books of account in accordance with generally accepted accounting practices, showing the Sales upon which the royalty and Sublicense Revenue payments of URIGEN are based, and all other information necessary for the accurate determination of payment to be made hereunder. URIGEN agrees to deliver to KALIUM, within thirty (30) days after each calendar quarter, beginning with the first quarter in which actual Sales are made, a report showing the information on which the payments herein provided are calculated, including a breakdown of income from Sales of each Licensed Product and to accompany each such report with the payment shown to be due thereby.

7.2      Audit. On reasonable written notice, KALIUM, at its own expense, shall have the right to have an independent certified public accountant, reasonably satisfactory to URIGEN, inspect and audit the books and records of URIGEN, its Affiliates, and its sublicensees during usual business hours for the sole purpose of, and only to the extent necessary for, determining the correctness of payments due under this Agreement. Such examination with respect to any fiscal year shall not take place later than three (3) years following the expiration of such period. The expense of any such audit shall be borne by KALIUM; provided, however, that if any such audit reveals a discrepancy of greater than five percent (5%) between what the audit determines was, in fact, due and what was paid by URIGEN with respect to any period being audited, then URIGEN shall reimburse KALIUM for the reasonable cost of such audit. URIGEN shall include substantially the same audit rights in any sublicense it grants in order to ensure correctness of payments due hereunder.

7.3      Payments. All payments made hereunder shall be paid in U.S. Dollars, payments to be made calendar quarterly within thirty (30) days after end of the particular quarter, and shall be payable in immediately payable funds, unless otherwise agreed in writing. Any payment, or portion thereof, not made when due shall bear interest at the rate of ten percent (10%) per year, compounding daily, or the maximum legal rate, whichever is less.

7.4      Foreign Payments. Royalties based on Net Sales in any foreign country shall be payable to KALIUM in the United States in United States Dollars. Dollar amounts shall be calculated using the foreign exchange rate, as published by The Wall Street Journal, West Coast Edition, in effect for such foreign currency on the last business day of each quarter for which a report is required. Where royalties are due for Net Sales in a country where, for reasons of currency, tax or other regulations, transfer of foreign currency out of such country is prohibited, URIGEN has the right to place KALIUM’S royalties in a bank account in such country in the name of and under the sole control of KALIUM; provided, however, that the bank selected be reasonably acceptable to KALIUM and that URIGEN inform KALIUM of the location, account number, amount and currency of money deposited therein. After KALIUM has been so notified, those monies shall be considered as royalties duly paid to KALIUM and will be completely controlled by KALIUM, and URIGEN will have no further responsibility with respect thereto.

8                            TERM AND TERMINATION.

8.1      Term. Unless earlier terminated under this Section 8, this Agreement shall become effective as of the Effective Date and shall end on the later of (i) the expiration date of the last to expire of any patent included in the Licensed Patent Rights containing a Valid Claim covering the development, manufacture or commercialization of Licensed Products; or (ii) the tenth (10th) anniversary of the first commercial Sale of a Licensed Product pursuant to this Agreement (the “Term”).

8.2      Termination by Either Party. This Agreement may be terminated by either Party, if the other Party substantially fails to perform or otherwise materially breaches any of the material terms, covenants, or provisions of this Agreement, such termination to be effected by giving written notice of intent to terminate to the breaching Party stating the grounds therefore. The Party receiving the notice shall have sixty (60) days thereafter (the “Cure Period”) to correct such breach; provided, however, that if such breach relates to the payment of money, the Cure Period shall be thirty (30) days. If such breach is not corrected within the applicable Cure Period, then the non-breaching Party shall have the right to immediately terminate this Agreement by so notifying the other Party.

8.3      Consequences of Termination.

(a)       In the event of expiration of this Agreement or termination of the Agreement for any reason whatsoever:

(i)        URIGEN shall not thereby be discharged from any liability or obligation to KALIUM which became due or payable prior to the effective date of such expiration or termination; and

(ii)       the rights and obligations of the Parties under paragraphs 4.4, 4.5, 7.2, 8.3 and 8.4 and Articles 5, 9 and 10 shall survive any termination of this Agreement.

(b)       In the event of termination of the Agreement pursuant to Section 8.2 due to an uncured material breach of URIGEN or it’s Affiliates:

(i)        If URIGEN or its Affiliates then possess Licensed Product, have started the manufacture thereof or have accepted orders therefore, URIGEN and its Affiliates shall have the right to Sell their inventories thereof, complete the manufacture thereof and market such fully manufactured Licensed Product, in order to fulfill such accepted orders, subject to the obligation of URIGEN to pay KALIUM the royalty payments therefore as provided in Section 3 of this Agreement;

(ii)       Subject to Section 8.3(b)(i), URIGEN shall discontinue, and shall cause its Affiliates to discontinue, the manufacture, use, marketing, and Sale of Licensed Products, and shall assign any sublicenses granted hereunder to KALIUM; and

(iii)     All rights sold, assigned, or transferred by KALIUM to URIGEN hereunder shall revert to KALIUM, and URIGEN agrees to execute all instruments reasonably necessary to re-vest said rights in KALIUM.

8.4      Termination in the Event of Bankruptcy. URIGEN acknowledges that KALIUM is subject to Title 11, U.S. Code (the “Bankruptcy Code”), and for the purposes of Section 365(n) of the Bankruptcy Code, all rights granted pursuant to this License Agreement are and shall be deemed to be, licenses and rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. KALIUM acknowledges that URIGEN, as licensee, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. KALIUM acknowledges that URIGEN is subject to the Bankruptcy and Insolvency Act (Canada), R.S., 1985, c. B-3 and that in the event that URIGEN voluntarily ceases operations or ceases operation due to a liquidation bankruptcy thereunder, then KALIUM may immediately terminate this Agreement by written notice to URIGEN, upon which the Licensed Patent Rights and Licensed Technology shall revert back to KALIUM, provided, however, that KALIUM may not terminate this Agreement under this paragraph 8.4 should URIGEN reorganize under the Bankruptcy and Insolvency Act (Canada) or Title 11 of the U.S. Code (the “Bankruptcy Code”).

9                            CONFIDENTIAL INFORMATION.

9.1      Confidentiality. All confidential business, scientific, and technical information related to the Licensed Patent Rights, Licensed Technology, and all other information communicated by each Party to the other, including, without limitation, information contained in patent applications, shall be received in strict confidence by the other Party, its Affiliates, and sublicensees, used only for the purposes of this Agreement, and not disclosed by the recipient Party, its Affiliates, and sublicensees or their respective agents or employees without the prior written consent of the disclosing Party, unless such information (i) was in the public domain at the time of disclosure, (ii) later became part of the public domain through no act or omission of the recipient Party, its employees agents, successors, or assigns, (iii) was lawfully disclosed to the recipient Party by a third party having the right to disclose it, (iv) was already known by the recipient Party at the time of disclosure, to the extent the recipient can so demonstrate by competent written proof, (v) was independently developed by the recipient Party without reference to the information provided hereunder as demonstrated by competent written proof of the recipient Party, or (vi) is required to be disclosed to a governmental agency pursuant to such agency’s rule and regulations in order to secure regulatory approval, provided that the recipient Party shall first give notice to the disclosing Party of such disclosure and shall have made a reasonable effort to maintain the confidentiality of such information. Nothing contained herein shall prevent URIGEN or its Affiliates from disclosing information to sublicensees so long as such sublicensees agree to be bound by these confidentiality provisions.

10                     CHOICE OF LAW; DISPUTE RESOLUTION.

10.1    Governing Law. This Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the Province of British Columbia, Canada, as applied to contracts executed and performed entirely within the Province of British Columbia, without regard to conflicts of laws rules.

10.2    Arbitration. If a dispute arises between the Parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, the Parties agree to hold a meeting, attended by their representatives with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within thirty (30) days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current International Commercial Arbitration Rules of Procedure of the British Columbia International Commercial Arbitration Centre (“BCICAC”), before a panel of three (3) arbitrators in Vancouver, British Columbia, Canada. Such arbitrators shall be selected by the mutual agreement of the Parties or, failing such agreement, shall be selected according to the aforesaid BCICAC rules. The arbitrators shall have the right to order discovery as they deem appropriate. The Parties shall bear the costs of arbitration equally unless the arbitrators, pursuant to their right, but not their obligation, require the non-prevailing Party to bear all or any unequal portion of the prevailing Party’s costs. The decision of the arbitrator shall be final and may be sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of the successful Party. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion conferring their decision. The rights and obligations of the Parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof shall survive the expiration or termination of this Agreement for any reason.

11       COMMERCIALIZATION.

11.1    Commercial Development Obligation. In order to maintain in force the license granted hereunder, URIGEN shall use commercially reasonable efforts and diligence to develop Licensed Products, as promptly as is reasonably and commercially feasible, and thereafter to produce and Sell such quantities of Licensed Products in markets throughout the Territory. The Parties hereto acknowledge and agree that achievement of the milestones described in Section 11.2 on or before the dates set forth therein shall be conclusive evidence of compliance by URIGEN with its commercial development obligations hereunder for the time periods specified in Section 11.2, below. URIGEN shall implement and maintain commercially reasonable marketing efforts, on a country-by-country basis, commensurate with the commercial opportunity for such Licensed Product in such country. Marketing efforts undertaken by any Affiliates and sublicensees shall be attributed to URIGEN for the purposes of this Section 11.1.

KALIUM shall have the right to terminate relevant rights under this license or to convert the relevant license to non-exclusive (with royalties being reduced to 50% of above amounts) if URIGEN fails to meet milestones set forth in Section 11.2 for a category of Licensed Product and cannot otherwise show evidence of commercially reasonable efforts to expeditiously develop and commercialize Licensed Products. The Parties agree to negotiate in good faith an amendment of the provisions of Section 11.2 to the extent such amendments are supported by reasonable evidence of (i) diligent efforts on the part of URIGEN and (ii) the need for any requested extension. In the event KALIUM has a reasonable basis to believe that URIGEN is not using commercially reasonable efforts and diligence as required hereunder, upon notice by KALIUM to URIGEN which specifies the basis for such belief, KALIUM and URIGEN shall attempt in good faith to resolve the issue. In the event KALIUM and URIGEN cannot agree upon any matter related to URIGEN’S commercial development obligations hereunder, the Parties agree to utilize arbitration pursuant to Section 10.2 hereof in order to resolve the matter. If the arbitrators determine that URIGEN has not complied with its obligations hereunder, and such default is not fully cured within sixty (60) days after the arbitrators’ decision, KALIUM may terminate URIGEN’S rights under this Agreement.

11.2    Diligence Milestones

(a)       URIGEN, its Affiliates or sublicensee shall file an Investigational New Drug (IND) application with the United States FDA, EMEA, or make a similar filing with an appropriate agency in another jurisdiction outside of the United States or Europe within eighteen (18) months from the Effective Date of this Agreement, provided, however, that the eighteen (18) month date shall be extended by the period of time required to address any formulation or manufacturing issues of a Licensed Product selected for development and commercialization. And

(b)       Within two hundred seventy (270) days following the Effective Date, URIGEN shall complete a financing of not less than One Million Canadian Dollars (CDN$1,000,000), the proceeds of which will be used in part for the development and commercialization of Licensed Products. And

(c)       Within three (3) years from the Effective Date, URIGEN, its Affiliates or sublicensees shall complete a clinical trial or a Licensed Product anywhere within the Territory.

11.3    Technology Transfer. Within thirty (30) days after the Effective Date, KALIUM agrees to provide URIGEN with a copy of any Licensed Technology then in its possession, and shall such other actions as may be reasonably requested by URIGEN to affect the transfer of the Licensed Technology to URIGEN. For clarity, in the event URIGEN wishes that KALIUM assist it in the post-Effective Date development of Licensed Products or Licensed Technology, it is understood and agreed that any such activities will be the subject of a further written agreement between the Parties; provided, however, that KALIUM shall have no obligation to enter into any such further agreement.

11.4    Progress Reports. URIGEN shall provide regular updates, at least as frequently as each meeting of its Board of Directors, regarding the status of the commercial development of Licensed Products utilizing Licensed Patent Rights or Licensed Technology. This information shall be provided to one individual to be designated in advance by KALIUM and shall be treated as confidential information of URIGEN hereunder.  Dr. Lowell Parson, on behalf of KALIUM, shall have the right to attend URIGEN Board of Directors meetings as an observer/visitor until URIGEN becomes a publicly-traded corporation (hereinafter “Pre-public Board Meetings”). URIGEN shall provide Dr. Parsons with notice of all Pre-public Board Meetings contemporaneous with notice provided to URIGEN Directors along with a copy of the

Agenda for each Meeting. Dr. Parsons shall notify URIGEN within ten (10) days of a scheduled Pre-public Board Meeting whether or not he will attend such Meeting.

11.5    Foreign Registration. URIGEN agrees to register this Agreement with any foreign governmental agency which requires such registration, and URIGEN shall pay all costs and legal fees in connection therewith. In addition, URIGEN shall assure that all foreign laws affecting this Agreement or the Sale of Licensed Products are fully satisfied.

12       ADDRESSES.

The payments to be made hereunder to KALIUM shall be made by wiring the required amount to KALIUM’S bank in accordance with KALIUM’S instructions, or, if otherwise requested by KALIUM, by mailing or sending by commercial courier checks for the required amount to KALIUM’S address. Notices provided for herein shall effectively be given by mailing the same by certified or registered mail or by delivery by commercial courier, in each case properly addressed with charges prepaid. For the purposes of making payments and giving notices, the addresses of the Parties hereto are as follows:

Kalium, Inc.
5197 Alta Vista Street
San Diego, CA 92019
Attn: President

Urigen Holdings Inc.
Suite 7333, 515 West Hastings Street
Vancouver, BC V6B 5K3
Canada
Attention: President & CEO

With a copy to:

Farris Vaughn Willis & Murphy LLP
25th Floor, 700 West Georgia Street
Vancouver, British Columbia V7Y 1B3
CANADA
Attn: R. Hector MacKay-Dunn, Q. C.

AND

Catalyst Law Group, APC
9710 Scranton Road, Suite 170
San Diego, CA 92121
Attn: Thomas E. Jurgensen, J.D.

or to such subsequent addresses as either Party may furnish the other by giving notice thereof as provided in this Section 12.

26

13       MISCELLANEOUS.

13.1    Assignment. This Agreement shall be assignable by a Party to its Affiliates upon thirty days prior written notice to the other Party; such written notice shall also contain an explanation by the assigning Party of why such assignment shall occur. If a Party assigns this Agreement to an Affiliate, the Party shall still be responsible for all of its obligations as specified in this Agreement. This Agreement shall be assignable by a Party to a non-Affiliated third party only with the prior written consent of the other Party, which consent may be withheld at the sole discretion of such other Party. Any assignment (other than to an Affiliate) without the prior written consent of the other Party shall be void. Notwithstanding the preceding sentence, in the event of: (i) a sale or transfer of all or substantially all of a Party’s assets; or (ii) the merger or consolidation of a Party with another company, this Agreement shall be assignable to the transferee or successor company. This Agreement shall be binding upon and inure to the benefit of KALIUM, URIGEN, and their respective permitted assigns and successors in interest.

13.2    Headings. The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

13.3    Amendment. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

13.4    Force Majeure. Any delays in performance by any Party under this Agreement (other than the payment of monies due) shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to, acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosion, riots, wars, civil disorder, rebellion, terrorism, or sabotage. The Party suffering such occurrence shall immediately notify the other Party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

13.5    Independent Contractors. In making and performing this Agreement, KALIUM and URIGEN act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between KALIUM and URIGEN. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party except as specifically provided herein.

13.6    Severability. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted or revised rather than voided, in order to achieve the intent of the Parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement shall be deemed valid and enforceable to the full extent.

13.7    Waiver. None of the terms, covenants, and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.

13.8    Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter hereof, and merges all prior discussions, representations, and negotiations with respect to the subject matter of this Agreement.

13.9    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which combined shall constitute together one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized officers or representatives.

URIGEN HOLDINGS INC.	KALIUM, INC.
(URIGEN)	(KALIUM)

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

SCHEDULE A

The following is a full, accurate and complete list of all third parties that have held previous discussions with KALIUM regarding acquiring potential rights to the Licensed
Patent Rights and/or Licensed Technology: